Promissory Note

October 15, 2012

$25,000.00

FOR VALUE RECEIVED, the undersigned, Co-signer.com, Inc. (Maker), promises to pay to the order of Chiles Valley, LLC (Note Holder) or its successors and assigns, the principal sum of Twenty Five Thousand and no/100 Dollars ($25,000.00) (Principal) subject to the terms and conditions set forth herein.

Principal payment shall be made to: Chiles Valley, LLC
10777 W. Twain #225
Las Vegas, NV 89135

The principal shall be due and payable in full in one payment, without offset or deduction, in lawful money of the United States, by One Hundred and Eighty (180) days from final funding of loan (maturity date).

Maker will reimburse legal expenses to Note Holder for any costs and expenses incurred in enforcing this Note to the extent allowable by applicable law. Those expenses include, but are not limited to, reasonable attorney's fees.

I and any other person who has obligations under this Note waive the rights of Presentment and Notice of Dishonor. "Presentment" means the right to require the Note Holder to demand payment of amounts due. "Notice of Dishonor" means the right to require the Note Holder to give notice to other persons that amounts due have not been paid.

This Note will be governed by applicable federal law and by the interest rate and usury provisions of the state of Nevada.

This Note is a uniform instrument with limited variations in some jurisdictions. In addition to the protections given to the Note Holder under this Note, a Mortgage, Deed of Trust, or Security Deed (the "Security Instrument"), dated the same date as this Note, protects the Note Holder from possible losses which might result if I do not keep the promises which I make in this Note. That Security Instrument describes how and under what conditions I may be required to make immediate payment in full of all amounts I owe under this Note. Some of those conditions are described as follows:

If all or any part of the Property or any Interest in the collateral is sold or transferred (or if Borrower is not a natural person and a beneficial interest in Maker is sold or transferred) without Note Maker's prior written consent, Note Maker may require immediate payment in full of all sums secured by this Security Instrument. However, this option shall not be exercised by Note Maker if such exercise is prohibited by Applicable Law. The notice shall provide a period of not less than 30 days from the date the notice is given in accordance with Section 15 within which Borrower must pay all sums secured by this Security Instrument. If Borrower fails to pay these sums prior to the expiration of this period, Lender may invoke any remedies permitted by this Security Instrument without further notice or demand on Borrower.

Note Maker may, at its sole option, may agree to a substitution of collateral.

IN WITNESS WHEREOF, ''Maker" has executed this Promissory Note as of the day and the year first above written.

/s/ James Hodgins	10/15/2012
Co-Signer.com, Inc.	Date

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